Exhibit 99.1

JZ CAPITAL PARTNERS, REDSKY CAPITAL AND HOMEFED CORPORATION ANNOUNCE REAL ESTATE JOINT VENTURE PARTNERSHIP

~ HomeFed acquired a minority stake in JZCP’s Fulton Mall assemblage at NAV ~

13 December 2018

JZ Capital Partners Limited (LSE: JZCP.L or “JZCP”), the London listed fund that invests in US and European microcap companies and US real estate, and HomeFed Corporation (OTCMKTS: HOFD or “HomeFed”), a real estate investor and developer of mixed-use projects in the United States, are pleased to announce they have become joint venture partners with regards to JZCP’s Fulton Mall assemblage. HomeFed is approximately 70% owned by Jefferies Financial Group, Inc. (NYSE: JEF or “Jefferies”), a diversified financial services company.

HomeFed acquired a minority stake in JZCP’s Fulton Mall assemblage for approximately $52.5 million, of which approximately $40.3 million is attributable to JZCP. The sale price is at NAV. The Fulton Mall assemblage consists of 15 owned properties, divided into two premier development sites totalling more than 540,000 square feet of buildable space in the heart of Downtown Brooklyn, New York.

JZCP’s development site lies at the corner of Downtown Brooklyn’s two major thoroughfares, Flatbush Avenue and the Fulton Mall, which is the most highly foot-trafficked retail street in Brooklyn and the third most in New York City. The area immediately surrounding our assemblage is a hotbed for both new and established companies and contains many of Brooklyn’s latest residential real estate developments and area attractions, including the Barclays Center, Atlantic Avenue Transportation Hub and new Apple and Whole Foods stores.

JZCP and its real estate operating partner, RedSky Capital, plan to develop the Fulton Mall assemblage in partnership with HomeFed.

David Zalaznick, JZCP’s Founder and Investment Adviser, commented: “We and our real estate operating partners at RedSky are delighted to enter into this strategic partnership with HomeFed, an experienced real estate investor and developer with a deep understanding of the local Brooklyn market. We look forward to our long-term partnership with the HomeFed and Jefferies’ teams.”

JZCP’s US real estate portfolio consists of approximately 60 properties, grouped primarily into five major ‘assemblages’, located in the Williamsburg, Greenpoint and Downtown/Fulton Mall neighborhoods of Brooklyn, New York, and the Wynwood and Design District neighborhoods of Miami, Florida.

Chris Foulger, President of HomeFed Corporation, commented: “We are excited to add the Fulton Mall assemblage to the diverse HomeFed portfolio and are looking forward to working with our partners at JZCP and RedSky Capital.”

HomeFed is a developer and owner of residential and mixed-use real estate projects in California, New York, Virginia, South Carolina, and Florida.

Ends

For further information:

Ed Berry / Kit Dunford FTI Consulting	+44 (0) 20 3727 1046 / 1143

David Zalaznick Jordan/Zalaznick Advisers, Inc.	+1 212 485 9410

Samuel Walden Northern Trust International Fund Administration Services (Guernsey) Limited	+44 (0) 1481 745385

Chris Foulger HomeFed Corporation	+1 760 918 8200

About JZCP

JZ Capital Partners (“JZCP”) is one of the oldest closed-end investment companies listed on the London Stock Exchange. It seeks to provide shareholders with a return by investing selectively in US and European microcap companies and US real estate. JZCP receives investment advice from Jordan/Zalaznick Advisers, Inc. (“JZAI”) which is led by David Zalaznick and Jay Jordan. They have worked together for more than 35 years and are supported by teams of investment professionals in New York, Chicago, London and Madrid. JZAI’s experts work with the existing management of microcap companies to help build better businesses, create value and deliver strong returns for investors. For more information please visit www.jzcp.com.

About HomeFed

HomeFed Corporation is a real estate development company that specializes in creating vibrant, mixed-use master-planned communities that combine innovative placemaking techniques and environmental stewardship. Incorporated in 1988 and headquartered in Carlsbad, California, HomeFed is known for undertaking large, complex, environmentally challenging projects that require long-term investments. The company attributes its success to financial prudence, creative land planning, and a collaborative team approach with stakeholders and development partners. For more information please visit www.homefedcorporation.com.